Exhibit 99.1

NEWS RELEASE	October 8, 2004

For additional information, contact:

Kirk Whorf

Senior Vice President and Chief Financial Officer

kwhorf@northstatebank.com

919-855-9925

NORTH STATE BANCORP REPORTS

THIRD QUARTER 2004 EARNINGS

Raleigh, NC. . .For the nine months ended September 30, 2004, North State Bancorp (OTCBB: NSBC), the holding company for North State Bank, reported net income of $951,313 compared to $685,000 for the same period in 2003, an increase of 38.8%. Net income for the quarter ended as of the same date was $397,496 compared to $248,000 for the same period in 2003, an increase of 60.3%. Earnings per share were $0.19 and $0.46, for the quarter and nine months ended September 30, 2004, respectively.

Total assets for North State Bancorp as of September 30, 2004 were $298.4 million, compared to total assets of $231.9 million as of September 30, 2003, an increase of 28.4%.

Total deposits as of September 30, 2004 were $256.6 million and total loans were $230.9 million, compared to $200.5 million in total deposits and $153.2 million in total loans reported for the third quarter of 2003, increases of 27.9% and 51.0%, respectively.

“These results from operations are a result of our continued focus on our core business – acquiring and enhancing relationships with professional firms, professionals, property management companies, churches, businesses and individuals who value a mutually beneficial banking relationship,” said Larry D. Barbour, president and CEO for North State. “We are pleased to report our progress towards becoming a premier high-performing bank in Wake County.

“In the near future, we will announce the site of a full-service office to replace our loan production office at Wakefield Corporate Center in Wake Forest, NC, due to the excellent potential in that market and the response we have received for our efforts thus far. After the first of the year, we will move into our new headquarters and full service banking office at North Hills on Six Forks Road. We are excited about these plans as we continue to build a sound and profitable community bank in Wake County.”

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through four offices: full-service offices on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC. Plans have been announced for a new headquarters and banking office to be completed in early 2005 in Raleigh at the new North Hills.

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www.northstatebank.com

The information as of and for the quarter and year ended September 30, 2004 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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